Volta Inc. Announces Fourth Quarter 2021 Earnings Release Date and Conference Call
SAN FRANCISCO February 28, 2022 – Volta Inc. ("Volta" or "the Company") (NYSE: VLTA), today announced that the Company will release its fourth quarter and full year 2021 results after market close on Monday, March 21, 2022, to be followed by a conference call at 5:00 p.m. (Eastern Time) on the same day.
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.voltacharging.com .
The conference call can be accessed live over the phone by dialing +1-877-423-9813 (domestic) or + 1-201-689-8573 (international). A telephonic replay will be available approximately two hours after the call by dialing +1-844-512-2921, or for international callers, +1-412-317-6671. The pin number for the replay is 13727437. The replay will be available until 11:59 p.m. Eastern Time on April 4, 2022.
About Volta Inc.
Volta Inc. (NYSE: VLTA) is an industry leader in commerce-centric EV charging networks. Volta Charging's vision is to build EV charging networks that capitalize on and catalyze the shift from combustion-powered miles to electric miles by placing stations where consumers live, work, shop and play. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into drivers' daily routines, Volta Charging's goal is to benefit consumers, brands and real-estate locations while helping to build the infrastructure of the future. As part of Volta Charging's unique EV charging offering, its stations allow it to enhance its site hosts' and strategic partners' core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility. To learn more, visit www.voltacharging.com.
Contacts:
Investors: IR@voltacharging.com
Media: press@voltacharging.com